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                                                                     Exhibit 5
                                 BAKER & BOTTS L.L.P.
                                   ONE SHELL PLAZA
                                    910 LOUISIANA
                              HOUSTON, TEXAS 77002-4995

H-3113                                                       February 15, 1994




Houston Industries Incorporated
5 Post Oak Park
4400 Post Oak Parkway
Houston, Texas 77027


Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Houston Industries Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 2,000,000 shares of common stock, without par value, of the Company (the "Common Stock") and 2,000,000 related rights to purchase Series A Preference Stock, without par value, of the Company (the "Rights") governed by a Rights Agreement dated as of July 11, 1990 (the "Rights Agreement") between the Company and Texas Commerce Bank National Association, as Rights Agent, to be issued from time to time pursuant to the 1994 Houston Industries Incorporated Long-Term Incentive Compensation Plan (the "Plan"), certain legal matters in connection with the Common Stock and the Rights are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

         The Plan provides for the grant to certain key employees of the Company and its subsidiaries of (i) stock awards ("Stock Awards"), which include grants of restricted shares of Common Stock ("Restricted Shares") and, in connection therewith, additional allocations of "opportunity shares" of Common Stock ("Opportunity Shares"), (ii) incentive stock options ("Incentive Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (iii) nonstatutory stock options ("Nonstatutory Options") and (iv) in conjunction with Options, stock appreciation rights ("SARs"). As used herein, the term "Options" shall mean Incentive Options and Nonstatutory Options, the term "Option Shares" shall mean the Shares issuable upon the exercise of Options and the term "SAR Shares" shall mean the shares issuable upon exercise of SARs.

         In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Rights Agreement, the Company's Restated Articles of Incorporation and its Amended and Restated Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company,





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including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

         Based upon our examination as aforesaid and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                   1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

                   2. When the Personnel Committee of the Board of Directors of the Company (the "Personnel Committee") shall have made a Stock Award of Restricted Shares and any additional allocations of Opportunity Shares in connection therewith in accordance with the Plan, all requisite corporate action on the part of the Company with respect to the authorization of the issuance of such Restricted Shares and related Opportunity Shares will have been taken. Upon the issuance and delivery of such Restricted Shares in accordance with the Plan and, if applicable, the instrument granting the Restricted Shares, and upon the lapse of any restrictions thereon in accordance with the Plan, such Restricted Shares will be validly issued, fully paid and nonassessable. If the grant of such Restricted Shares includes an additional allocation of Opportunity Shares as provided in the Plan, upon the issuance and delivery of the Opportunity Shares in accordance with the Plan, and upon the lapse of any restrictions on the Restricted Shares associated therewith, such Opportunity Shares will be validly issued, fully paid and nonassessable.

                   3. When the Personnel Committee shall have granted Options in accordance with the terms of the Plan and shall have fixed the exercise price therefor, all requisite corporate action on the part of the Company with respect to the authorization of the issuance of the Option Shares subject to such Options will have been taken. Upon the issuance and delivery of such Option Shares upon the exercise of Options in accordance with the Plan and for the consideration fixed by





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         the Personnel Committee, such Option Shares will be validly issued, fully paid and nonassessable. If the grant of such Options includes a grant of associated SARs as provided in the Plan, upon the issuance and delivery in accordance with the terms of the Plan of the SAR Shares deliverable thereunder upon the exercise of such SARs, such SAR Shares will be validly issued, fully paid and nonassessable.

                   4. The issuance of the Rights has been duly authorized by all necessary corporate action on the part of the Company and, upon issuance in accordance with the terms of the Rights Agreement, the Rights will be validly issued.

         The opinion set forth in paragraph 4 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

         The opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof.

                                                          Very truly yours,


                                                          BAKER & BOTTS, L.L.P.